CENTURION FUNDS, INC.
ARTICLES OF AMENDMENT
	FIRST: The charter of Centurion Funds, Inc., a Maryland corporation (the "Corporation"), is hereby amended by adding a new Section 11 to Article V as follows:
	11. Immediately upon the acceptance of these Articles of Amendment for record (the "Effective Time") with the State Department of Assessments and Taxation of Maryland, every
[three] shares of Common Stock, $.001 par value per share,
of the Centurion U.S. Contra Fund (the "Fund") which were
issued and outstanding immediately prior to the Effective
Time shall be changed automatically into one issued, fully
paid, non-assessable and outstanding share of common stock
of the Fund.
SECOND:  The amendment to the charter of the Corporation as
set forth above has been duly advised by the Board of Directors and approved by the shareholders of the Corporation as required by law.
THIRD:  The undersigned President acknowledges these
Articles of Amendment to be the corporate act of the Corporation as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these
Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of December, 2000.
ATTEST:					CENTURION FUNDS, INC.

_______________________			By:
_____________________________
Secretary						President